SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                             DRS TECHNOLOGIES, INC.
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    23330X100
                                 (CUSIP Number)

                               September 19, 2008
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

         [  ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

Schedule 13G
CUSIP No. 23330X100                                               PAGE 2 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     325,763
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     325,763
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     325,763
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 3 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     658,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     658,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     658,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     1.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 4 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     40,345
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     40,345
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     40,345
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 5 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     1,136,778
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     1,136,778
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     1,136,778
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     2.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 6 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Event Driven Equities Fund LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     28,807
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     28,807
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     28,807
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 7 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Event Driven Equities International Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     11,893
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     11,893
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     11,893
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 8 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     325,763
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     325,763
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     325,763
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 9 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     658,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     658,000
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     658,000
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     1.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 10 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     1,136,778
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     1,136,778
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     1,136,778
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     2.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 11 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Group LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     28,807
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     28,807
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     28,807
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 12 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Management Partners LP
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     11,893
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     11,893
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     11,893
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 13 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     11,893
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     11,893
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     11,893
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     0.0%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 14 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 15 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 16 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 17 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 18 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 19 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 20 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 21 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 22 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 23 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 24 OF 42


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Conor Bastable
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [ ]
                                                                     (b)  [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     2,201,586
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     2,201,586
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                     2,201,586
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                      [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT
                  IN ROW (9)
                                     5.3%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 23330X100                                               PAGE 25 OF 42


ITEM 1(a).        NAME OF ISSUER:

                  DRS Technologies, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5 Sylvan Way, 3rd Floor
                  Parsippany, NJ 07054

ITEM 2(a).        NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

                  (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

                  (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

                  (iii) M. H. Davidson & Co., a New York limited partnership ("CO");

                  (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

                  (v) Davidson Kempner Event Driven Equities Fund LP, a Delaware limited partnership ("EDEF");

                  (vi) Davidson Kempner Event Driven Equities International Ltd., a Cayman Islands corporation ("EDEI");

                  (vii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

                  (viii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

                  (ix) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

                  (x) DK Group LLC, a Delaware limited liability company and the general partner of EDEF ("DKG");

                  (xi) DK Management Partners LP, a Delaware limited partnership and the investment manager of EDEI ("DKMP");

                  (xii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

Schedule 13G
CUSIP No. 23330X100                                               PAGE 26 OF 42


                  (xiii) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman and Conor Bastable (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas
                           L. Kempner, Jr. and Timothy I. Levart are
                           Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS. Each of Messrs. Kempner and Levart, together with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram
                           Z. Friedman and Conor Bastable are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                  (i) DKP - a New York limited partnership

                  (ii) DKIP - a Delaware limited partnership

                  (iii) CO - a New York limited partnership

                  (iv) DKIL - a British Virgin Islands corporation

                  (v) EDEF - a Delaware limited partnership

                  (vi) EDEI - a Cayman Islands corporation

                  (vii) MHD - a New York limited partnership

                  (viii) DKAI - a New York corporation

                  (ix) DKIA - a Delaware limited liability company

                  (x) DKG - a Delaware limited liability company

                  (xi) DKMP - a Delaware limited partnership

                  (xii) DKS - a Delaware limited liability company

                  (xiii) Thomas L. Kempner, Jr. - United States

                  (xiv) Marvin H. Davidson - United States

                  (xv) Stephen M. Dowicz - United States

                  (xvi) Scott E. Davidson - United States

Schedule 13G
CUSIP No. 23330X100                                               PAGE 27 OF 42


                  (xvii) Michael J. Leffell - United States

                  (xviii) Timothy I. Levart - United Kingdom & United States

                  (xix) Robert J. Brivio, Jr. - United States

                  (xx) Eric P. Epstein - United States

                  (xxi) Anthony A. Yoseloff - United States

                  (xxii) Avram Z. Friedman - United States

                  (xxiii) Conor Bastable - United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

         COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).        CUSIP NUMBER:

         23330X100

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15
                          of the Act;

                  (b) [ ] Bank as defined in Section 3(a)(6) of the
                          Act;

                  (c) [ ] Insurance Company as defined in Section
                          3(a)(19) of the Act;

                  (d) [ ] Investment Company registered under Section 8
                          of the Investment Company Act of 1940;

                  (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

                  (f)[ ] Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)[ ] Parent Holding Company, in accordance with
                         Rule 13d-1(b)(ii)(G);

                  (h)[ ] Savings Associations as defined in Section
                         3(b) of the Federal Deposit Insurance Act;

                  (i)[ ] Church Plan that is excluded from the
                         definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j)[ ] Group, in accordance with Rule
                         13d-1(b)(1)(ii)(J).

Schedule 13G
CUSIP No. 23330X100                                               PAGE 28 OF 42


ITEM 4.  OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 2,201,586 shares as a result of their voting and dispositive power over the 2,201,586 shares beneficially owned by DKP, DKIP, DKIL, CO, EDEF and EDEI. Since, September 19, 2008, the date of event that triggered filing of this statement, the percent of class that the Principals may be deemed to beneficially own has increased from 5.1% to 5.3%.

         DKIA may be deemed to beneficially own the 1,136,778 shares beneficially owned by DKIL as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 658,000 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 325,763 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares. DKG may be deemed to beneficially own the 28,807 shares beneficially owned by EDEF as a result of its voting and dispositive power over those shares. DKMP and DKS may be deemed to beneficially own the 11,893 shares beneficially owned by EDEI as a result of their voting and dispositive power over those shares.

         A. DKP

            (a) Amount beneficially owned: 325,763

            (b) Percent of class: 0.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 325,763

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      325,763

         B. DKIP

            (a) Amount beneficially owned: 658,000

            (b) Percent of class: 1.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 658,000

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      658,000

Schedule 13G
CUSIP No. 23330X100                                               PAGE 29 OF 42


         C. CO

            (a) Amount beneficially owned: 40,345

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 40,345

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      40,345

         D. DKIL

            (a) Amount beneficially owned: 1,136,778

            (b) Percent of class: 2.7%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,136,778

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,136,778

         E. EDEF

            (a) Amount beneficially owned: 28,807

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 28,807

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      28,807

         F. EDEI

            (a) Amount beneficially owned: 11,893

Schedule 13G
CUSIP No. 23330X100                                               PAGE 30 OF 42


            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 11,893

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      11,893

         G. MHD

            (a) Amount beneficially owned: 325,763

            (b) Percent of class: 0.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 325,763

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      325,763

         H. DKAI

            (a) Amount beneficially owned: 658,000

            (b) Percent of class: 1.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 658,000

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      658,000

         I. DKIA

            (a) Amount beneficially owned: 1,136,778

            (b) Percent of class: 2.7%

Schedule 13G
CUSIP No. 23330X100                                               PAGE 31 OF 42


            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,136,778

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,136,778

         J. DKG

            (a) Amount beneficially owned: 28,807

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 28,807

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      28,807

         K. DKMP

            (a) Amount beneficially owned: 11,893

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 11,893

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      11,893

         L. DKS

            (a) Amount beneficially owned: 11,893

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 23330X100                                               PAGE 32 OF 42


                (ii)  shared power to vote or to direct the vote: 11,893

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      11,893

         M.   Thomas L. Kempner, Jr.

              (a) Amount beneficially owned: 2,201,586

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 2,201,586

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        2,201,586

         N. Marvin H. Davidson

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         O. Stephen M. Dowicz

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 23330X100                                               PAGE 33 OF 42


                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         P. Scott E. Davidson

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         Q. Michael J. Leffell

            (a) Amount beneficially owned. 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         R. Timothy I. Levart

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

Schedule 13G
CUSIP No. 23330X100                                               PAGE 34 OF 42


         S. Robert J. Brivio, Jr.

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         T. Eric P. Epstein

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         U. Anthony A. Yoseloff

            (a) Amount beneficially owned: 2,201,586

            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         V. Avram Z. Friedman

            (a) Amount beneficially owned: 2,201,586

Schedule 13G
CUSIP No. 23330X100                                               PAGE 35 OF 42


            (b) Percent of class: 5.3%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,201,586

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,201,586

         W.   Conor Bastable

              (a) Amount beneficially owned: 2,201,586

              (b) Percent of class: 5.3%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0

                  (ii)  shared power to vote or to direct the vote: 2,201,586

                  (iii) sole power to dispose or to direct the disposition: 0

                  (iv)  shared power to dispose or to direct the disposition:
                        2,201,586

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Schedule 13G
CUSIP No. 23330X100                                               PAGE 36 OF 42


                  See Item 4.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 23330X100                                               PAGE 37 OF 42


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  October 14, 2008             DAVIDSON KEMPNER PARTNERS
                                     By: MHD Management Co.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INSTITUTIONAL
                                     PARTNERS, L.P.
                                     By: Davidson Kempner Advisers Inc.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     M.H. DAVIDSON & CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                     FUND LP
                                     By:  DK Group LLC,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

Schedule 13G
CUSIP No. 23330X100                                               PAGE 38 OF 42


                                     DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                     INTERNATIONAL LTD.
                                     By:  DK Management Partners LP,
                                     its Investment Manager
                                     By:  DK Stillwater GP LLC, its general
                                     partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     MHD MANAGEMENT CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER ADVISERS INC.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                     L.L.C.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DK GROUP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DK MANAGEMENT PARTNERS LP
                                     By:  DK Stillwater GP LLC, its general
                                     partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DK STILLWATER GP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

Schedule 13G
CUSIP No. 23330X100                                               PAGE 39 OF 42


                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Thomas L. Kempner, Jr.

                                     /s/ Marvin H. Davidson
                                     -------------------------------------
                                     Marvin H. Davidson

                                     /s/ Stephen M. Dowicz
                                     -------------------------------------
                                     Stephen M. Dowicz

                                     /s/ Scott E. Davidson
                                     -------------------------------------
                                     Scott E. Davidson

                                     /s/ Michael J. Leffell
                                     -------------------------------------
                                     Michael J. Leffell

                                     /s/ Timothy I. Levart
                                     -------------------------------------
                                     Timothy I. Levart

                                     /s/ Robert J. Brivio, Jr.
                                     -------------------------------------
                                     Robert J. Brivio, Jr.

                                     /s/ Eric P. Epstein
                                     -------------------------------------
                                     Eric P. Epstein

                                     /s/ Anthony A. Yoseloff
                                     -------------------------------------
                                     Anthony A. Yoseloff

                                     /s/ Avram Z. Friedman
                                     -------------------------------------
                                     Avram Z. Friedman

                                     /s/ Conor Bastable
                                     -------------------------------------
                                     Conor Bastable

Schedule 13G
CUSIP No. 23330X100                                               PAGE 40 OF 42



                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  October 14, 2008             DAVIDSON KEMPNER PARTNERS
                                     By: MHD Management Co.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INSTITUTIONAL
                                     PARTNERS, L.P.
                                     By: Davidson Kempner Advisers Inc.,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     M.H. DAVIDSON & CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                     By: Davidson Kempner International
                                     Advisors, L.L.C.,
                                     its Investment Manager

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                     FUND LP
                                     By:  DK Group LLC,
                                     its General Partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

Schedule 13G
CUSIP No. 23330X100                                               PAGE 41 OF 42


                                     DAVIDSON KEMPNER EVENT DRIVEN EQUITIES
                                     INTERNATIONAL LTD.
                                     By:  DK Management Partners LP,
                                     its Investment Manager
                                     By:  DK Stillwater GP LLC, its general
                                     partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     MHD MANAGEMENT CO.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Managing Partner

                                     DAVIDSON KEMPNER ADVISERS INC.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    President

                                     DAVIDSON KEMPNER INTERNATIONAL ADVISORS,
                                     L.L.C.

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DK GROUP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     DK MANAGEMENT PARTNERS LP
                                     By:  DK Stillwater GP LLC, its general
                                     partner

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

Schedule 13G
CUSIP No. 23330X100                                               PAGE 42 OF 42


                                     DK STILLWATER GP LLC

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Name:  Thomas L. Kempner, Jr.
                                     Title:    Executive Managing Member

                                     /s/ Thomas L. Kempner, Jr.
                                     -------------------------------------
                                     Thomas L. Kempner, Jr.

                                     /s/ Marvin H. Davidson
                                     -------------------------------------
                                     Marvin H. Davidson

                                     /s/ Stephen M. Dowicz
                                     -------------------------------------
                                     Stephen M. Dowicz

                                     /s/ Scott E. Davidson
                                     -------------------------------------
                                     Scott E. Davidson

                                     /s/ Michael J. Leffell
                                     -------------------------------------
                                     Michael J. Leffell

                                     /s/ Timothy I. Levart
                                     -------------------------------------
                                     Timothy I. Levart

                                     /s/ Robert J. Brivio, Jr.
                                     -------------------------------------
                                     Robert J. Brivio, Jr.

                                     /s/ Eric P. Epstein
                                     -------------------------------------
                                     Eric P. Epstein

                                     /s/ Anthony A. Yoseloff
                                     -------------------------------------
                                     Anthony A. Yoseloff

                                     /s/ Avram Z. Friedman
                                     -------------------------------------
                                     Avram Z. Friedman

                                     /s/ Conor Bastable
                                     -------------------------------------
                                     Conor Bastable